Exhibit 99.1

Contact: Clifford E. Pietrafitta

Executive Vice President and CFO

919-526-1444

IR@xerium.com

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

Completes Refinancing of Debt and Delivers Enhanced Growth and Profitability

RALEIGH, N.C., August 8, 2011 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, announced today the results of its operations for the quarter and six months ended June 30, 2011. For the second quarter of 2011, net sales increased by 13%, while income from operations improved 65% compared to the second quarter of 2010. For the six months ended June 30, 2011, net sales and income from operations increased 10% and 140%, respectively compared to the six months ended June 30, 2010. In addition, net income (loss) per diluted share increased to $0.11 from $(5.38) and to $0.15 from $(14.07) for the quarter and six months ended June 30, 2011 compared to same periods in 2010.

“Our business performed as we had expected this quarter. Demand for our products gained additional strength around the globe and we saw increases in net sales volumes in both the clothing and roll covers businesses,” said Stephen Light, President, Chief Executive Officer and Chairman. “In addition, net sales from new product introductions continue to grow and now account for more than 48% of total net sales, which demonstrates very rapid customer acceptance, based on the products’ excellent performance. Net sales from new products have increased from less than 20% in 2008, when we launched our new product initiatives, and roughly 30% a year ago, as we advance toward our goal of 60% by 2012.”

SECOND QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2011 second quarter were $150.4 million, a 13.3% increase from net sales for the 2010 second quarter of $132.8 million. Excluding currency effects shown in the table below, second quarter 2011 net sales increased 6.2% from the second quarter of 2010, with increases of 4.6% and 9.3% in the clothing and roll covers business units, respectively. Both results exceeded paper tonnage growth in the same periods.

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Gross margins improved 12.0% to $57.9 million for the second quarter of 2011 from $51.7 million for the second quarter of 2010, primarily as a result of increased net sales volume and favorable currency effects. As a percentage of net sales, gross margins declined to 38.5% of revenues for the second quarter of 2011 from 38.9% of revenues for the second quarter of 2010. Excluding foreign currency effects, the gross margin rate remained flat at 38.9%, as higher sales growth of lower margin product lines and increased material and freight expense related to the higher cost of rubber and petroleum were offset by reduced inventory reserve provisions caused by improved recoveries on aged inventories.

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The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) of $40.2 million for the second quarter of 2011 declined by $0.8 million, or 2.0%, from operating expenses of $41.0 million in the second quarter of 2010. The decrease in operating expenses during the second quarter of 2011 is primarily the net result of the following:

•	A decrease in restructuring and impairment expenses of $2.2 million in the second quarter of 2011 as compared to the second quarter of 2010 as a result of reduced restructuring activity

•	A decrease of $1.1 million in general and administrative expense, due to the reversal of a value added tax (“VAT”) liability in South America as a result of a favorable court decision in 2011

•	A decrease in stock based compensation expense of $0.9 million, primarily as a result of the acceleration of certain restricted stock plans in connection with the reorganization in 2010

•	A decrease of $0.8 million in general and administrative expense due to savings achieved related to legal, insurance and consulting costs

Partially offsetting these items were:

•	Unfavorable foreign currency impact of $3.3 million

•	An increase of $1.0 million selling expenses, principally due to increased net sales volume and commissions

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Interest expense decreased $6.9 million from the second quarter of 2010 to the current quarter due to $1.7 million lower net interest expense as a result of lower debt balances and interest rates from 2010 to 2011, $3.5 million lower amortization of deferred financing costs in 2011, and $2.2 million due to the interest rate swaps being fully amortized at December 31, 2010. These decreases were partially offset by unfavorable currency effects of $0.5 million.

•	The loss on extinguishment of debt of $2.9 million represents the write-off of deferred financing costs as a result of the debt refinancing completed on May 26, 2011.

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The decrease in income tax expense in the second quarter of 2010 as compared with the second quarter of 2011 was principally due to (i) changes in the amount of income we earned in tax paying jurisdictions relative to the amount of income we earned in non-tax paying jurisdictions, and (ii) non-recurring tax expense we recorded in the quarter ended June 30, 2010 to increase our gross uncertain tax position which did not affect 2011.

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Net income for the second quarter of 2011 was $1.6 million or $0.11 per diluted share, compared to a net loss of $(40.0) million or $(5.38) per diluted share for the second quarter of 2010. In addition to the items noted above, the improvement in net income is due to reorganization expenses of $29.2 million incurred in the second quarter of 2010. The disproportionate impact on diluted earnings per share was due to the increase from 7.4 million shares as of June 30, 2010 to 15.1 million shares as of June 30, 2011. This increase in shares was due to the reorganization that took place in May of 2010.

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Adjusted EBITDA (as defined by the Company’s credit facility) increased 19.8%, or $5.0 million, to $30.2 million in the current quarter from $25.2 million in the second quarter of 2010. See “Non-GAAP Financial Measures” below for further discussion.

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Unrestricted and restricted cash at June 30, 2011 was $34.5 million, compared to $52.4 million at December 31, 2010. The decrease in the cash balances from December 31, 2010 is primarily due to the payment of approximately $16.8 million deferred financing fees in connection with the debt refinancing in May of 2011.

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Total bank debt at June 30, 2011 was $496.2 million, an increase of $14.8 million from $481.4 million at December 31, 2010 as a result of unfavorable currency effects of $14.6 million and $4.8 million of additional borrowings as a result of the debt refinancing in May of 2011. These increases were partially offset by $4.6 million of principal payments made in the six months ended June 30, 2011.

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On May 26, 2011, we completed a refinancing of our long-term debt, replacing certain of our outstanding indebtedness with a private placement of $240 million of 8.875% senior unsecured notes due in 2018 and a new approximately $278 million multi-currency senior secured credit facility, comprised of approximately $248 million of senior secured term loans and a $30 million senior secured revolving credit facility. The goal of the refinancing was to extend the maturity of, and fix the interest rate on, a portion of our debt, while providing increased liquidity and flexibility. The annual savings, based on interest rates at the date of closing is estimated to be $1.7 million or $0.11 per diluted share over the previous long-term debt structure.

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Capital expenditures for the second quarter of 2011 were $7.8 million, consisting of $2.2 million in growth capex and $5.6 million in maintenance capex. That compares to the second quarter of 2010 when the Company reported $6.7 million of capital spending, consisting of $4.5 million in growth capex and $2.2 million of maintenance capex. The Company currently targets total capital expenditures for 2011 of approximately $32 million, to be evenly split between growth and maintenance capex.

REPORTING UNIT INFORMATION

The following table presents net sales for the second quarter of 2011 and 2010 by reporting unit and the effect of currency on second quarter 2011 net sales (dollars in millions):

	Net Sales Three Months Ended June 30		Increase in net sales from Q2 2010 to Q2 2011	Increase in net sales from Q2 2010 to Q2 2011 due to currency	Percent Increase in net sales from Q2 2010 to Q2 2011
	2011	2010			Total	Excluding currency effects
Clothing	$99.6	$89.1	$10.5	$6.4	11.8%	4.6%
Roll Covers	50.8	43.7	7.1	2.9	16.2	9.3

Total	$150.4	$132.8	$17.6	$9.3	13.3%	6.2%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results on the following date and time:

Date:	Wednesday, August 10, 2011
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-383-8108
International Dial-In:	+1-617-597-5343
Passcode:	15823831
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the Company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate or not at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production facilities, customer order lead time, product quality and labor relations; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2010, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$150,378	$132,827	$293,544	$267,842
Costs and expenses:
Cost of products sold	92,507	81,109	181,758	164,413
Selling	20,507	17,901	40,031	35,943
General and administrative	16,178	17,595	33,558	44,445
Restructuring and impairments	542	2,544	710	4,111
Research and development	2,925	2,952	6,013	5,820

	132,659	122,101	262,070	254,732

Income from operations	17,719	10,726	31,474	13,110
Interest expense, net	(9,982)	(16,865)	(19,836)	(32,509)
Loss on extinguishment of debt	(2,926)	—	(2,926)	—
Foreign exchange (loss) gain	(159)	370	5	(8)

Income (loss) before reorganization expenses and provision for income taxes	4,652	(5,769)	8,717	(19,407)
Reorganization expenses	—	(29,192)	—	(43,575)

Income (loss) before provision for income taxes	4,652	(34,961)	8,717	(62,982)
Provision for income taxes	3,030	5,050	6,447	7,186

Net income (loss)	$1,622	$(40,011)	2,270	$(70,168)

Net income (loss) per share:
Basic	$0.11	$(5.38)	$0.15	$(14.07)

Diluted	$0.11	$(5.38)	$0.15	$(14.07)

Shares used in computing net income (loss) per share:
Basic	15,051,860	7,442,836	15,020,696	4,986,071

Diluted	15,289,407	7,442,836	15,258,243	4,986,071

Condensed Consolidated Selected Financial Data

(in thousands)

	Six Months Ended June 30,
	2011	2010
Cash Flow data:

Net cash provided by (used in) operating activities	$6,761	$(2,161)
Net cash provided by (used in) investing activities	3,602	(24,927)
Net cash (used in) provided by financing activities	(16,881)	38,814

Other financial data:
Depreciation and amortization	$22,070	$20,541
Capital expenditures	12,015	9,155

	June 30, 2011	December 31, 2010
Balance sheet data:

Cash and cash equivalents and restricted cash	$34,491	$52,402
Total assets	736,385	700,143
Senior debt	491,350	475,563
Total debt	496,151	481,361
Total stockholders’ equity	33,257	18,735

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA (as defined in its new credit facility) as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The new credit facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, it may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP). The definitions of EBITDA and Adjusted EBITDA in the new credit facility are substantially unchanged from the definitions of those terms in the Company’s prior credit facility, except that financial restructuring costs are not added back under the new credit facility.

Adjusted EBITDA for the three and six months ended June 30, 2011 are presented based on the new credit facility. However, Adjusted EBITDA for the three and six months ended June 30, 2010 are presented based on the Company’s prior credit facility in place for those periods. Specifically, financial restructuring costs are not adjustments under the definition of Adjusted EBITDA in the new credit facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the three months and six months ended June 30, 2010, as applicable, such items were added back to Adjusted EBITDA based upon the terms of the prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $15.3 million and $24.8 million for the three and six months ended June 30, 2010, respectively.

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA” means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the new credit facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,
(in thousands)	2011	2010
Net income (loss)	$1,622	$(40,011)
Income tax provision	3,030	5,050
Interest expense, net	9,982	16,865
Depreciation and amortization	11,262	10,090

EBITDA	25,896	(8,006)
Financial restructuring costs (1)	—	15,251
Write-off of deferred financing costs	2,926	—
Expenses incurred in connection with indebtedness or refinancing transaction	—	14,400
Non-cash compensation and related expenses	831	1,041
Operational restructuring expenses	542	2,544

Adjusted EBITDA	$30,195	$25,230

	Six Months Ended June 30,
	2011	2010
Net income (loss)	$2,270	$(70,168)
Income tax provision	6,447	7,186
Interest expense, net	19,836	32,509
Depreciation and amortization	22,070	20,541

EBITDA	50,623	(9,932)
Financial restructuring costs (1)	—	24,814
Write-off of deferred financing costs (2)	2,926	14,283
Expenses incurred in connection with indebtedness or refinancing transaction	—	14,400
Non-cash compensation and related expenses	2,081	3,430
Operational restructuring expenses	710	4,111
Non-cash change in accounting estimates	—	(1,400)

Adjusted EBITDA	$56,340	$49,706

(1)	Financial restructuring costs are not adjustments under the definition of Adjusted EBITDA in the new credit facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended June 30, 2011. For the three months and six months ended June 30, 2010, as applicable, such items were added back to Adjusted EBITDA based upon the terms of the Company’s prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $15.3 million and $24.8 million for the three and six months ended June 30, 2010, respectively.

(2)	In the six months ended June 30, 2010, the $14,283 was included in reorganization expenses in the Condensed Consolidated Statements of Operations.